Exhibit 99.1

Murphy USA Inc. Reports Second Quarter 2026 Results

El Dorado, Arkansas, August 5, 2026 (BUSINESS WIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three and six months ended June 30, 2026.
Key Highlights:
•Net income was $209.1 million, or $11.27 per diluted share, in Q2 2026 compared to net income of $145.6 million, or $7.36 per diluted share, in Q2 2025.

•Total fuel contribution for Q2 2026 was 40.6 cpg, compared to 32.0 cpg in Q2 2025.

•Total retail gallons increased 3.9%, and volumes on a same store sales ("SSS") basis increased 0.5%, in Q2 2026 compared to Q2 2025.

•Merchandise contribution dollars for Q2 2026 increased 4.0% to $227.4 million on average unit margins of 20.1%, compared to Q2 2025 contribution dollars of $218.7 million on unit margins of 20.0%.

•During Q2 2026, the Company repurchased approximately 143.1 thousand common shares for $76.8 million at an average price of $536.60 per share.

•The Company paid a quarterly cash dividend of $0.64 per share, or $2.56 per share on an annualized basis, on June 1, 2026, a 28.0% year-over-year increase from June of 2025, for a total cash payment of $11.8 million.

•In May 2026, the Company issued $500 million of Senior Notes due 2034 and used the majority of the net proceeds to retire its $300 million Senior Notes due 2027 and pay down outstanding amounts on its revolver.

"Murphy USA delivered another quarter of strong financial and operational performance, demonstrating the earnings power and durability of our low-cost, high-volume business model," said President and CEO Mindy West. "Retail fuel margins were reflective of persistent volatility throughout the second quarter, as the Company delivered year-over-year and sequential improvement in both same-store and total fuel volumes, which were up 0.5% and 3.9%, respectively. Fuel results, together with merchandise contribution growth and continued expense discipline, drove meaningful growth in earnings and Adjusted EBITDA during the quarter. Given strong year-to-date results, while we remain in line with most of our guided performance metrics, market conditions remain supportive of healthy retail margins and suggest the business is on pace to deliver significantly higher Net Income and Adjusted EBITDA in 2026. If we assume second half all-in fuel margins average 35 cents per gallon, versus 37.9 cents per gallon in the first half, we expect the business to deliver Net Income of approximately $636 million and Adjusted EBITDA of approximately $1.25 billion.”

Consolidated Results

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2026	2025	2026	2025
Net income (loss) ($ Millions)	$209.1	$145.6	$345.4	$198.8
Earnings per share (diluted)	$11.27	$7.36	$18.54	$9.95
Adjusted EBITDA ($ Millions)	$377.3	$286.0	$655.2	$443.4

Net Income and Adjusted EBITDA for Q2 2026 significantly outperformed the prior-year quarter. Contribution for both fuel and merchandise experienced growth in the current year quarter, driven by increased total fuel contribution margins, higher total fuel volumes and improved merchandise sales and unit margins. This strong performance was partially offset by increased store and other operating expenses including payment fees, higher income taxes, increased general and administrative expenses, greater depreciation and amortization and higher interest expense. The increased retail fuel prices in Q2 2026 led to a significant increase in payment fees that accounted for two-thirds of the increase in operating expenses for the quarter.

Fuel

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2026	2025	2026	2025
Total retail fuel contribution ($ Millions)	$448.9	$359.1	$741.9	$626.8
Total fuel supply contribution ($ Millions)	(54.9)	(25.9)	(15.9)	(41.2)
RINs (included in Other operating revenues on Consolidated Income Statement) ($ Millions)	124.8	59.8	196.7	94.7
Total fuel contribution ($ Millions)	$518.8	$393.0	$922.7	$680.3
Retail fuel volume - chain (Million gal)	1,277.6	1,229.3	2,432.1	2,360.5
Retail fuel volume - (K gal APSM)[1,3]	242.4	241.6	230.8	231.4
Retail fuel volume - (K gal SSS)[2,3]	242.6	239.3	231.1	229.7
Total fuel contribution (cpg)	40.6	32.0	37.9	28.8
Retail fuel margin (cpg)	35.1	29.2	30.5	26.6
Fuel supply including RINs contribution (cpg)	5.5	2.8	7.4	2.2
[1]Average Per Store Month ("APSM") metric includes all stores open through the date of calculation
[2]2025 amounts not revised for 2026 raze-and-rebuild activity
[3]All amounts are on a per store per month basis

Total fuel contribution dollars of $518.8 million increased $125.8 million, or 32.0%, in Q2 2026 compared to Q2 2025 primarily due to higher total fuel contribution margin and higher retail fuel volumes. Retail fuel contribution dollars increased $89.8 million, or 25.0%, to $448.9 million compared to Q2 2025 driven by higher retail fuel margins and increased volumes sold. Retail fuel margins were 35.1 cpg in Q2 2026, a 20.2% increase compared to the prior-year quarter, and overall retail fuel volumes were 3.9% higher. Fuel supply contribution including RINs increased $36.0 million compared to Q2 2025, primarily due to the impact of market-driven pricing and the timing of inventory activity during the period.

Merchandise

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2026	2025	2026	2025
Total merchandise contribution ($ Millions)	$227.4	$218.7	$437.6	$414.6
Total merchandise sales ($ Millions)	$1,132.1	$1,092.4	$2,181.3	$2,091.8
Total merchandise sales ($K SSS)[1,2,3]	$212.0	$210.5	$204.4	$201.5
Merchandise unit margin (%)	20.1%	20.0%	20.1%	19.8%
Nicotine contribution ($K SSS)[1,2,3]	$20.6	$20.0	$20.4	$19.3
Non-nicotine contribution ($K SSS)[1,2,3]	$22.7	$22.8	$21.2	$21.3
Total merchandise contribution ($K SSS)[1,2,3]	$43.3	$42.8	$41.6	$40.6
[1]2025 amounts not revised for 2026 raze-and-rebuild activity
[2]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)
[3]All amounts are on a per store per month basis

Total merchandise contribution increased $8.7 million, or 4.0%, to $227.4 million in Q2 2026 compared to the prior-year quarter, driven by higher merchandise sales volume and improved unit margins. Total nicotine contribution dollars increased 6.1% and non-nicotine contribution dollars increased 2.9% in Q2 2026 compared to Q2 2025. Total merchandise contribution increased 2.2% on a SSS basis in Q2 2026 compared to the prior-year quarter.

Other Areas

	Three Months Ended June 30,		Six Months Ended June 30,
Key Operating Metrics	2026	2025	2026	2025
Total store and other operating expenses ($ Millions)	$308.7	$275.2	$588.5	$541.3
Store OPEX excluding payment fees and rent ($K APSM)	$36.5	$36.1	$35.9	$35.6
Total SG&A cost ($ Millions)	$60.5	$50.9	$117.1	$111.0

Total store and other operating expenses were $33.5 million higher in Q2 2026 versus Q2 2025 mainly due to increases in payment fees and higher employee related expenses at existing stores combined with increases in net new store operating expenses. Store OPEX excluding payment fees and rent on an APSM basis were 1.1% higher versus Q2 2025 primarily attributable to increased employee related expenses tied to the new store growth.

Total SG&A costs for Q2 2026 were $9.6 million higher than Q2 2025, primarily due to higher employee-related expenses and incentive accruals.

Store Openings

The tables below reflect changes in our store portfolio in Q2 2026:

Net Change in Q2 2026	Murphy USA / Express	QuickChek	Total
New-to-industry ("NTI")	5	1	6
Closed	(1)	(2)	(3)
Net change	4	(1)	3

Net Change YTD in 2026
NTI	11	1	12
Closed	(1)	(5)	(6)
Net change	10	(4)	6

Raze-and-rebuilds reopened in Q2*	5	—	5

Raze-and-rebuilds reopened YTD*	6	—	6

Store count at June 30, 2026*	1,659	147	1,806

Under Construction at End of Q2
NTI	26	6	32
Raze-and-rebuilds*	4	—	4
Total under construction at end of Q2	30	6	36

*Store counts include raze-and-rebuild stores

Financial Resources

	As of June 30,
Key Financial Metrics	2026	2025
Cash and cash equivalents ($ Millions)	$175.4	$54.1
Long-term debt, including finance lease obligations ($ Millions)	$2,167.0	$2,066.7

As of June 30, 2026, cash balances totaled $175.4 million. Long-term debt consisted of approximately $497.6 million in carrying value of 4.75% senior notes due 2029, $496.5 million in carrying value of 3.75% senior notes due 2031, $493.3 million in carrying value of 5.875% senior notes due 2034, and $580.6 million of term debt due 2032, combined with approximately $99.0 million in long-term finance leases. In addition, the revolving credit facility due 2030 was undrawn at quarter end.

During the quarter, we issued $500 million aggregate principal amount of 5.875% Senior Notes due 2034 (the "2034 Notes") pursuant to an indenture dated as of May 27, 2026 and retired $300 million 5.625% Senior Notes due 2027.

	Three Months Ended June 30,		Six Months Ended June 30,
Key Financial Metric	2026	2025	2026	2025
Average shares outstanding (diluted) (in thousands)	18,552	19,765	18,628	19,985

At June 30, 2026, the Company had common shares outstanding of 18,380,347. Common shares repurchased during the quarter were approximately 143.1 thousand shares for $76.8 million. As of June 30, 2026, approximately $145.1 million remained available under the existing $1.5 billion 2023 authorization. In addition, the Company had $2.0 billion of capacity available under its previously announced share repurchase 2025 authorization, which becomes effective upon completion of the 2023 authorization and expires on December 31, 2030.

The effective income tax rate was approximately 24.7% for Q2 2026 compared to 24.4% in Q2 2025.

The Company paid a quarterly cash dividend on June 1, 2026 of $0.64 per share, or $2.56 per share on an annualized basis, a 28.0% year-over-year increase from June of 2025, for a total cash payment of $11.8 million. Year-to-date, the Company has paid $23.5 million in dividends, or $1.27 per share.

2026 Guidance Update

Concurrent with the earnings release, the Company is also providing a full-year guidance update (original guidance noted below along with current expectation for full-year results).

	2026 Original Guidance Range	Current Expectation
Organic Growth
New Stores	45 to 55	Unchanged
Raze-and-Rebuilds	Up to 30	Low-end
Fuel Contribution
Retail fuel volume per store (K gallons APSM)	233 to 237	Unchanged
Retail fuel volume per store (same-store YoY %)	(3.0)% to (1.0)%	Unchanged
Store Profitability
Merchandise contribution ($ Millions)	$890 to $900	Low-end
Store OPEX excluding payment fees and rent ($K, APSM)	$37.0 to $38.0	Low-end
Corporate Costs
SG&A ($ Millions)	$240 to $250	Low-end
Effective Tax Rate	23% to 25%	Higher-end
Capital Allocation
Capital expenditures ($ Millions)	$475 to $525	Higher-end

Now that we have completed the first half of 2026, we have a higher level of confidence in our guidance metrics in light of the changing conditions we have experienced in relation to our original budget.

•For fuel volume, we still expect to finish 2026 within the original range of our volume guidance for the gallons per store month metric and the same-store percentage metric. The ultimate outcome within the ranges is highly dependent on the macro fuel environment over that period, therefore no estimate is provided within the ranges.
•We expect full-year merchandise margin to be towards the low end of our guided range.
•On full-year store OPEX excluding payment fees and rent, we expect to be on the low-end of the guided range.
•SG&A costs are trending lower due to lower professional fees than planned partially offset by higher incentive expenses, therefore, we expect to be on the low-end of the original range.

•Income taxes should land towards the higher end of the range.
•Lastly, our capital expenditures remain on track to hit the high-end of our original guided range. NTI additions will be closer to 45 new stores in the calendar year, with the higher end still attainable through any small tuck-in purchases we might undertake. We continue to prioritize organic growth with our capital spending, ensuring our new store team is working diligently to deliver 2026 new stores, pulling forward construction of new stores scheduled to open in 2027, increasing investment in our land pipeline, and undertaking proactive maintenance activities across the network. As such, we expect to complete 10 raze and rebuilds this year.

* * * * *

Earnings Call Information
The Company will issue management commentary today, August 5, 2026 at approximately 3:30 p.m. Central Time and will host a webcasted question and answer session on August 6, 2026 at 10:00 a.m. Central Time to discuss second quarter 2026 results. Both the management commentary and live Q&A session can be accessed via the Investor Relations section of the Murphy USA website at https://ir.corporate.murphyusa.com. If you are unable to attend the Q&A session via webcast, the conference call number is 1 (833) 461-5787 and the conference ID number is 407414209. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day in the investor section of the Murphy USA website (https://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the live session, the webcast will be available for replay. Shortly thereafter, a transcript will be available.
Source: Murphy USA Inc. (NYSE: MUSA)

Forward-Looking Statements

This news release contains certain statements or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to our 2026 financial and operating performance, anticipated store openings and associated capital expenditures, fuel margins, merchandise margins, sales of RINs, trends in our operations, dividends, and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, manage disruptions in our supply chain and our ability to control costs; geopolitical events, such as evolving trade policies and the imposition of reciprocal tariffs and the conflicts in the Middle East, that impact the supply and demand and price of crude oil; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic and any governmental response thereto; the impact of any systems failures, cybersecurity and/or security breaches of the company or its vendor partners, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; reduced demand for our products due to the implementation of more stringent fuel economy and greenhouse gas reduction requirements, or increasingly widespread adoption of electric vehicle technology; future nicotine or e-cigarette legislation and any other efforts that make purchasing nicotine products more costly or difficult could hurt our revenues and impact gross margins; our ability to successfully expand our food and beverage offerings; efficient and proper allocation of our capital resources, including the timing, declaration, amount and payment of any future dividends or levels of the Company's share repurchases, or management of operating cash; the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent annual Report on Form 10-K and quarterly report on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contacts: Christian Pikul Vice President, Investor Relations and Financial Planning and Analysis christian.pikul@murphyusa.com	Ash Aulds Director, Investor Relations and Financial Planning and Analysis ash.aulds@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars, except share and per share amounts)	2026	2025	2026	2025
Operating Revenues
Petroleum product sales[1]	$5,548.0	$3,851.4	$9,244.8	$7,341.2
Merchandise sales	1,132.1	1,092.4	2,181.3	2,091.8
Other operating revenues	126.0	61.2	199.3	97.4
Total operating revenues	6,806.1	5,005.0	11,625.4	9,530.4

Operating Expenses
Petroleum product cost of goods sold[1]	5,154.9	3,519.2	8,520.9	6,757.5
Merchandise cost of goods sold	904.7	873.7	1,743.7	1,677.2
Store and other operating expenses	308.7	275.2	588.5	541.3
Depreciation and amortization	72.2	66.0	144.3	134.2
Selling, general and administrative	60.5	50.9	117.1	111.0
Accretion of asset retirement obligations	0.9	0.8	1.8	1.7
Total operating expenses	6,501.9	4,785.8	11,116.3	9,222.9

Gain (loss) on sale of assets	0.7	—	1.0	(0.3)
Income (loss) from operations	304.9	219.2	510.1	307.2

Other income (expense)
Investment income (expense)	1.0	0.1	1.3	—
Interest expense	(29.3)	(27.8)	(58.3)	(53.2)
Other nonoperating income (expense)	1.0	1.0	0.7	0.4
Total other income (expense)	(27.3)	(26.7)	(56.3)	(52.8)

Income before income taxes	277.6	192.5	453.8	254.4
Income tax expense (benefit)	68.5	46.9	108.4	55.6
Net Income	$209.1	$145.6	$345.4	$198.8

Basic and Diluted Earnings Per Common Share:
Basic	$11.34	$7.44	$18.69	$10.07
Diluted	$11.27	$7.36	$18.54	$9.95
Weighted-average Common shares outstanding (in thousands):
Basic	18,438	19,546	18,478	19,738
Diluted	18,552	19,765	18,628	19,985
Supplemental information:
[1]Includes excise taxes of:	$604.4	$599.5	$1,169.4	$1,151.3

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per same store sales (in thousands) and store counts)	Three Months Ended June 30,		Six Months Ended June 30,
Marketing Segment	2026	2025	2026	2025

Operating Revenues
Petroleum product sales	$5,548.0	$3,851.4	$9,244.8	$7,341.2
Merchandise sales	1,132.1	1,092.4	2,181.3	2,091.8
Other operating revenues	125.9	61.2	199.2	97.3
Total operating revenues	6,806.0	5,005.0	11,625.3	9,530.3

Operating expenses
Petroleum products cost of goods sold	5,154.9	3,519.2	8,520.9	6,757.5
Merchandise cost of goods sold	904.7	873.7	1,743.7	1,677.2
Store and other operating expenses	308.6	275.2	588.4	541.2
Depreciation and amortization	65.8	59.6	131.7	121.1
Selling, general and administrative	60.5	50.9	117.1	111.0
Accretion of asset retirement obligations	0.9	0.8	1.8	1.7
Total operating expenses	6,495.4	4,779.4	11,103.6	9,209.7

Gain (loss) on sale of assets	0.7	—	1.0	(0.3)
Income (loss) from operations	311.3	225.6	522.7	320.3

Other income (expense)
Interest expense	(1.9)	(2.0)	(3.9)	(3.9)
Total other income (expense)	(1.9)	(2.0)	(3.9)	(3.9)

Income (loss) before income taxes	309.4	223.6	518.8	316.4
Income tax expense (benefit)	76.6	55.7	124.1	69.4
Net income (loss) from operations	$232.8	$167.9	$394.7	$247.0

Total nicotine sales revenue same store sales[1,2]	$135.9	$133.1	$132.1	$128.1
Total non-nicotine sales revenue same store sales[1,2]	76.1	77.4	72.3	73.4
Total merchandise sales revenue same store sales[1,2]	$212.0	$210.5	$204.4	$201.5
[1]2025 amounts not revised for 2026 raze-and-rebuild activity
[2]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)

Store count at end of period	1,806	1,766	1,806	1,766
Total store months during the period	5,388	5,229	10,780	10,488

Same store sales information compared to APSM metrics

	Variance from prior year period
	Three months ended		Six months ended
	June 30, 2026		June 30, 2026
	SSS[1]	APSM[2]	SSS[1]	APSM[2]
Retail fuel volume per month	0.5%	0.3%	(0.1%)	(0.2%)

Merchandise sales	1.0%	0.6%	1.9%	1.5%
Nicotine sales	2.4%	1.9%	3.6%	3.0%
Non-nicotine sales	(1.4)%	(1.5)%	(1.2%)	(1.1%)

Merchandise margin	2.2%	0.9%	3.5%	2.7%
Nicotine margin	4.6%	3.0%	7.4%	5.8%
Non-nicotine margin	0.2%	(0.2)%	—%	—%
[1]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)
[2]Includes all activity associated with our loyalty program(s)

Notes

Average Per Store Month ("APSM") metric includes all stores open through the date of the calculation, including stores acquired during the period.

Same store sales ("SSS") metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed stores do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2025 for the stores being compared in the 2026 versus 2025 comparison). Acquired stores are not included in the calculation of same store sales for the first 12 months after the acquisition. When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	June 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$175.4	$28.9
Accounts receivable—trade, less allowance for doubtful accounts of $0.4 and $0.3 at 2026 and 2025, respectively	379.2	276.2
Inventories, at lower of cost or market	417.4	413.0
Prepaid expenses and other current assets	35.9	29.7
Total current assets	1,007.9	747.8
Property, plant and equipment, at cost less accumulated depreciation and amortization of $2,313.4 and $2,173.5 at 2026 and 2025, respectively	3,036.9	2,962.8
Operating lease right of use assets, net	539.1	526.3
Intangible assets, net of amortization	139.2	139.3
Goodwill	328.0	328.0
Other assets	33.9	21.6
Total assets	$5,085.0	$4,725.8

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$19.1	$19.0
Trade accounts payable and accrued liabilities	1,015.0	865.2
Income taxes payable	55.6	44.9
Total current liabilities	1,089.7	929.1

Long-term debt, including capitalized lease obligations	2,167.0	2,163.6
Deferred income taxes	404.2	388.5
Asset retirement obligations	54.4	52.5
Non-current operating lease liabilities	549.4	534.6
Deferred credits and other liabilities	37.6	34.0
Total liabilities	4,302.3	4,102.3
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at 2026 and 2025 respectively	0.5	0.5
Treasury stock (28,386,817 and 28,201,581 shares held at
2026 and 2025, respectively)	(4,162.1)	(4,031.7)
Additional paid in capital (APIC)	450.3	482.4
Retained earnings	4,494.0	4,172.3
Total stockholders' equity	782.7	623.5
Total liabilities and stockholders' equity	$5,085.0	$4,725.8

Murphy USA Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2026	2025	2026	2025
Operating Activities
Net income	$209.1	$145.6	$345.4	$198.8
Adjustments to reconcile net income (loss) to net cash provided (required) by operating activities
Depreciation and amortization	72.2	66.0	144.3	134.2
Deferred and noncurrent income tax charges (benefits)	6.4	1.3	15.7	(0.1)
Restructuring expense, net of cash paid	(0.9)	—	(1.1)	—
Accretion of asset retirement obligations	0.9	0.8	1.8	1.7
(Gains) losses from sale of assets	(0.7)	—	(1.0)	0.3
Net (increase) decrease in noncash operating working capital	(50.7)	36.8	44.4	37.1
Other operating activities - net	(1.3)	4.6	5.5	11.6
Net cash provided (required) by operating activities	235.0	255.1	555.0	383.6
Investing Activities
Property additions	(111.7)	(118.0)	(210.0)	(205.8)
Proceeds from sale of assets	0.5	1.5	0.7	1.8
Other investing activities - net	9.9	(0.1)	9.5	(0.3)
Net cash provided (required) by investing activities	(101.3)	(116.6)	(199.8)	(204.3)
Financing Activities
Purchase of treasury stock	(82.3)	(213.8)	(152.8)	(363.8)
Dividends paid	(11.8)	(9.8)	(23.5)	(19.6)
Borrowings of debt	727.0	1,112.3	1,317.0	1,782.3
Repayments of debt	(696.8)	(1,013.0)	(1,314.6)	(1,543.0)
Debt issuance costs	(1.9)	(8.9)	(1.9)	(8.9)
Amounts related to share-based compensation	(11.1)	(0.6)	(32.9)	(19.2)
Net cash provided (required) by financing activities	(76.9)	(133.8)	(208.7)	(172.2)
Net increase (decrease) in cash, cash equivalents and restricted cash	56.8	4.7	146.5	7.1
Cash, cash equivalents and restricted cash at beginning of period	118.6	49.4	28.9	47.0
Cash, cash equivalents and restricted cash at end of period	$175.4	$54.1	$175.4	$54.1

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table reconciles EBITDA and Adjusted EBITDA to Net Income for the three and six months ended June 30, 2026 and 2025. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, (gain) loss on sale of assets, loss on early debt extinguishment, transaction and integration costs related to acquisitions, restructuring expenses, and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2026	2025	2026	2025

Net income	$209.1	$145.6	$345.4	$198.8

Income tax expense (benefit)	68.5	46.9	108.4	55.6
Interest expense, net of investment income	28.3	27.7	57.0	53.2
Depreciation and amortization	72.2	66.0	144.3	134.2
EBITDA	$378.1	$286.2	$655.1	$441.8

Accretion of asset retirement obligations	0.9	0.8	1.8	1.7
(Gain) loss on sale of assets	(0.7)	—	(1.0)	0.3
Other nonoperating (income) expense	(1.0)	(1.0)	(0.7)	(0.4)
Adjusted EBITDA	$377.3	$286.0	$655.2	$443.4

Required Non-GAAP Reconciliation

An itemized reconciliation of Adjusted EBITDA to Net Income for the full year 2026 outlook, is as follows:

Calendar Year 2026 Outlook
(Millions of dollars)
Net Income	$636

Income taxes	$203
Interest expense, net of investment income	$115
Depreciation and amortization	$295
Other operating and nonoperating, net	$1

Adjusted EBITDA	$1,250

As noted in the earnings release quote, using all-in fuel margins of 35 cpg for the second half of 2026, combined with the actual results from the first half, management would expect the business to generate Net Income of $636 million , which would translate to expected Adjusted EBITDA of approximately $1.25 billion.